                           SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                    THE MAY DEPARTMENT STORES COMPANY
           ----------------------------------------------------
             (Name of Registrant as Specified in its Charter)

   ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      ------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:
      ------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      ------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:
      ------------------------------------------------------------------------

      (5)   Total fee paid:
      ------------------------------------------------------------------------

/ /   Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previous Paid:
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      (2)   Form, Schedule or Registration Statement No.:
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      (3)   Filing Party:
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      (4)   Date Filed:
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

[MAY LOGO]

The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799


April 17, 1997

Dear Fellow Shareowner:

      You are cordially invited to attend the annual meeting of shareowners to be held at the Cervantes Convention Center, Washington at 8th Street, St. Louis, Missouri, on Friday, May 23, 1997, at 10:00 a.m. Central Daylight Time.

      We are pleased to have achieved our 22nd consecutive year of record sales and earnings per share from continuing operations. During 1996 we continued to focus our efforts on delivering more value to our customers by executing with more speed and agility, enhancing our leadership position with super brands, strengthening our position in higher quality prestige merchandise, developing important niche businesses, simplifying the shopping experience for our customers and becoming a more powerful holiday and gift store. We continue to target significant growth from new stores, acquisitions, and expansions. We remain dedicated to developing the best talent in retailing and treating the customer right.

      We appreciate your continued support for our efforts. We are committed to continuing to grow and enhance the value of your investment.

      It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.


Very truly yours,


/s/ David C. Farrell                            /s/ Jerome T. Loeb

David C. Farrell                                Jerome T. Loeb
Chairman of the Board and                       President
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The annual meeting of shareowners of The May Department Stores Company, a Delaware corporation (the "Company"), will be held at the Cervantes Convention Center, Washington at Eighth Street, St. Louis, Missouri, on Friday, May 23, 1997, at 10:00 a.m., Central Daylight Time, to consider and act upon the following matters:

(a)   The election of four directors;
(b)   The ratification of the appointment of independent auditors; and
(c)   Proposals by certain shareowners.

The foregoing matters are more fully described in the following proxy statement. All common shareowners and owners of ESOP preference shares of record at the close of business on April 1, 1997 (the "Record Date") are entitled to vote at the meeting.

PROXY STATEMENT

This proxy statement is furnished to shareowners of common stock of the Company and to owners of ESOP (Employee Stock Ownership Plan) preference shares of the Company ("ESOP stock") in connection with the solicitation by the board of directors of proxies for use at the annual meeting of shareowners and at all adjournments or postponements thereof. This proxy statement and the enclosed form of proxy are being mailed to shareowners on or about April 17, 1997.

      Owners of common stock are entitled to cast one vote for each share owned. The outstanding voting securities of the Company as of the Record Date, which carry 250,606,163 votes, consisted of (i) 235,236,024 shares of common stock (excluding 78,400,972 shares of treasury stock), and (ii) 682,359 shares of ESOP stock which carry 15,370,139 votes. The owners of the outstanding common stock and of the ESOP stock are entitled to vote together as a single class.

      Shares represented by the enclosed proxy will be voted by the persons named as proxies in accordance with the specifications marked on the proxy. If no such specifications are made, the shares will be voted in accordance with the recommendations of the board of directors. The board of directors recommends that shareowners vote for Proposals (a) and (b) and against the shareowner proposals. See "General - Other Matters" below for information concerning the voting of proxies if other matters are properly brought before the annual meeting.

      The Company knows of no person who is the beneficial owner of more than 5% of the Company's voting securities, except that:

      (i) the Oppenheimer Group, Oppenheimer Tower, World Financial Center, New York, New York, has filed a Form 13G indicating that, as of January 17, 1997, it owned 15,010,014 shares of common stock (5.96% of the shares of common stock outstanding on that date); and

      (ii) as of the Record Date, the Company's Profit Sharing Plan beneficially owned 11,519,951 shares of common stock (4.9% of the outstanding shares of common stock) and 100% of the outstanding shares of ESOP stock which carry 15,370,139 votes. Members direct the voting of all shares held by the Profit Sharing Plan. Together, the ESOP stock and the common stock owned by the Profit Sharing Plan represent 10.7% of the votes which can be cast at the meeting.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

Nominees. The board of directors proposes the election of four directors. These four directors, together with the ten directors whose terms continue beyond this year's annual meeting, will comprise the board of directors.

      The shares represented by the accompanying proxy card will be voted (unless voting authority is withheld) in favor of electing the persons named below as directors. Such proxies will be voted to elect Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan and William P. Stiritz to serve as directors for terms expiring at the 2000 annual meeting of shareowners and until their respective successors have been elected and qualified. Mrs. Kaplan and Messrs. Kahn, Meyer, Pearson and Weidenbaum were previously elected to serve as directors for terms expiring at the 1998 annual meeting of shareowners, and Messrs. Battram, Farrell, Storey, Torcasio and Whitacre were previously elected to serve as directors for terms expiring at the 1999 annual meeting of shareowners, and, accordingly, these directors do not stand for election at the 1997 annual meeting.

      If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the board of directors may reduce the number of directors to be elected. The ages shown on the following pages are as of May 23, 1997, and the shares shown are the shares of common stock of the Company over which the director had sole or shared voting and investment power as of March 24, 1997 and phantom stock units held in deferred compensation accounts as of such date. No director reported beneficial ownership of any shares of preferred stock of the Company other than ESOP stock owned by the Profit Sharing Plan. The shares of common stock reported reflect interests in shares owned by the Company's Profit Sharing Plan.

      The executive officers and directors, as a group (23 individuals), (i) had, as of March 24, 1997, sole voting and investment power over 1,981,242 shares of common stock (less than 1% of common shares outstanding) and disclaim beneficial ownership as to 4,384 of such shares and (ii) have the right to acquire sole or shared voting and investment power over 712,742 shares on or before May 23, 1997, and disclaim beneficial ownership as to all of such shares and (iii) had, as of March 24, 1997, 130,868 phantom stock units held in deferred compensation accounts. The figures in this paragraph include the shares reported on the following pages with respect to each of the nominees.

------------------------------------------------------------------------------
          David C. Farrell, Director since 1974, age 63

          Mr. Farrell, chairman of the board and chief executive officer of the Company, joined the Company in 1956. He became chief executive officer in 1979 and chairman of the board in 1985. He is also a
[PHOTO] director of Emerson Electric Co. and Ralston Purina Company. Mr. Farrell beneficially owns 885,298 shares of common stock and 28,696 deferred phantom stock units and has the right to acquire an additional 244,475 shares of common stock on or before May 23, 1997.

------------------------------------------------------------------------------
          Richard L. Battram, Director since 1984, age 62

          Mr. Battram, executive vice chairman of the Company, joined the Company in 1972. He became vice chairman of the Company in 1984
[PHOTO] and executive vice chairman in 1996. Mr. Battram beneficially owns 180,448 shares of common stock and has the right to acquire an additional 102,207 shares of common stock on or before May 23, 1997.

------------------------------------------------------------------------------
          Eugene S. Kahn, Director since 1996, age 47

          Mr. Kahn, vice chairman of the Company, joined the Company in 1990. He served as president of G. Fox from 1990 to 1992 and as president and chief executive officer of Filene's from 1992 to
[PHOTO] March 1996 when he became vice chairman. Mr. Kahn beneficially owns 128,719 shares of common stock and 29,791 deferred phantom stock units and has the right to acquire an additional 58,867 shares of common stock on or before May 23, 1997.

------------------------------------------------------------------------------
          Helene L. Kaplan, Director since 1985, age 63

          Mrs. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. She was a partner in the law firm of Webster & Sheffield from 1978 to 1985 and served as counsel to Webster & Sheffield from 1986 to 1990. She is a director of Chase Manhattan
[PHOTO] Corporation, Metropolitan Life Insurance Company, Mobil Corporation and NYNEX Corporation. Mrs. Kaplan also serves as a trustee or director of many non-profit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 8,910 shares of common stock and 2,823 deferred phantom stock units.

------------------------------------------------------------------------------
          Jerome T. Loeb, Director since 1984, age 56 (Standing for election at this meeting)

          Mr. Loeb, president of the Company, joined the Company in 1964. He served as vice chairman from 1986 to 1993, when he became president. Mr. Loeb also served as chief financial officer from
[PHOTO] 1981 to May, 1996. Mr. Loeb beneficially owns 329,996 shares of common stock (and disclaims beneficial interest in 4,384 of those shares) and has the right to acquire an additional 66,181 shares on or before May 23, 1997.

------------------------------------------------------------------------------
          Edward H. Meyer, Director since 1979, age 70

          Mr. Meyer is chairman of the board of directors, president and chief executive officer of Grey Advertising Inc. Mr. Meyer joined Grey Advertising Inc. in 1956 and became president in 1968, chief executive officer in 1970 and chairman of the board in 1972. Mr.
[PHOTO] Meyer is also a director of Bowne & Co., Inc., Ethan Allen Interiors, Inc. and Harman International Industries, Incorporated, and he is a director/trustee of 31 mutual funds advised by Merrill Lynch Asset Management, Inc. Mr. Meyer beneficially owns 15,150 shares of common stock and 5,225 deferred phantom stock units.

------------------------------------------------------------------------------
          Russell E. Palmer, Director since 1984, age 62 (Standing for election at this meeting)

          Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired Dean of The Wharton School and
[PHOTO] Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. Mr. Palmer is also a director of Allied-Signal Inc., Bankers Trust New York Corporation, Federal Home Loan Mortgage Corporation, GTE Corporation and Safeguard Scientifics, Inc. Mr. Palmer beneficially owns 5,510 shares of common stock and 1,370 deferred phantom stock units.

------------------------------------------------------------------------------

------------------------------------------------------------------------------
          Andrall E. Pearson, Director since 1982, age 71

          Mr. Pearson is a general partner in Clayton, Dubilier and Rice, a private investment firm, and has served as the chairman of the board of Kraft Foodservice, Inc. since February 13, 1995. He is the retired president and chief operating officer of PepsiCo, Inc.
[photo] He also served as the Class of 1958 Professor of Business Administration, Harvard University Graduate School of Business Administration. Mr. Pearson is also a director of Alliant Foodservice, Kinko's and Travelers Group. Mr. Pearson beneficially owns 5,510 shares of common stock and 7,453 deferred phantom stock units.

------------------------------------------------------------------------------
          Michael R. Quinlan, Director since 1993, age 52 (Standing for election at this meeting)

          Mr. Quinlan is chairman and chief executive officer of McDonald's Corporation. He joined McDonald's in 1963 and served as chief operating officer from 1982 to 1987 and as president from 1982 to 1989. He became chief executive officer in 1987 and chairman in
[PHOTO] 1990. Mr. Quinlan is also a director of Dun & Bradstreet Corporation and Catalyst, a non-profit organization, and a member of the board of trustees of Ronald McDonald Children's Charities and Loyola University of Chicago. Mr. Quinlan beneficially owns 3,810 shares of common stock and 505 deferred phantom stock units.

------------------------------------------------------------------------------
          William P. Stiritz, Director since 1983, age 62 (Standing for election at this meeting)

          Mr. Stiritz is chairman of the board of directors and chief executive officer of Ralston Purina Company. Mr. Stiritz is also a director of Angelica Corporation, Ball Corporation, General
[PHOTO] American Life Insurance Company, Interstate Bakeries Corporation, Ralcorp Holdings, Inc. and Reinsurance Group of America, Inc. Mr. Stiritz beneficially owns 5,510 shares of common stock and 13,743 deferred phantom stock units.

------------------------------------------------------------------------------
          Robert D. Storey, Director since 1989, age 61

          Mr. Storey is a partner in the law firm of Thompson, Hine & Flory LLP, in Cleveland, Ohio. Prior to joining his present law firm in 1993, Mr. Storey was a partner for 19 years in the law firm of Burke, Haber & Berick, also in Cleveland. Mr. Storey is also a
[PHOTO] director of Bank One, Cleveland, GTE Corporation and The Procter & Gamble Company, and a trustee of the Kresge Foundation, the George Gund Foundation, Case Western Reserve University, and Spelman College. Mr. Storey beneficially owns 5,771 shares of common stock and 1,760 deferred phantom stock units.

------------------------------------------------------------------------------
          Anthony J. Torcasio, Director since 1996, age 51

          Mr. Torcasio, president and chief executive officer of May Merchandising Company, joined the Company in 1967. He served as president and chief executive officer of L. S. Ayres from 1988 to 1991 and as president and chief executive officer of Famous-Barr
[PHOTO] from 1991 to 1993, when he assumed his current position. Mr. Torcasio beneficially owns 83,478 shares of common stock and has the right to acquire an additional 84,805 shares of common stock on or before May 23, 1997.

------------------------------------------------------------------------------
          Murray L. Weidenbaum, Director 1978-1981 and since 1982, age 70

          Dr. Weidenbaum is chairman of the Center for the Study of American Business and is the Mallinckrodt Distinguished University Professor at Washington University. He joined the faculty of Washington University in 1964, and from time to time served in
[PHOTO] certain governmental positions, including chairman of the Council of Economic Advisers in 1981 and 1982. Dr. Weidenbaum is also a director of Harbour Group, Ltd., Macroeconomics Advisors L.L.C., and Tesoro Petroleum. Dr. Weidenbaum beneficially owns 5,510 shares of common stock.

------------------------------------------------------------------------------
          Edward E. Whitacre, Jr., Director since 1989, age 55

          Mr. Whitacre is chairman of the board and chief executive officer of SBC Communications, Inc. and has served in this capacity since
[PHOTO] January 1990. He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe Corporation and Emerson Electric Co. Mr. Whitacre beneficially owns 5,510 shares of common stock.

------------------------------------------------------------------------------

Executive Compensation. The Summary Compensation Table on the next page shows the compensation in each of the last three fiscal years of the executive officers whose compensation is required to be disclosed pursuant to current proxy rules.

Performance Based Bonus Plans. The Company has three performance based bonus plans that cover approximately 3,000 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance.

      Executive Incentive Compensation Plan for Corporate Executives. The Executive Incentive Compensation Plan for Corporate Executives applies to nine individuals, including the five individuals named in the Summary Compensation Table. Participants may receive annual cash awards (for individual fiscal years) and long-term cash awards (for three-year long-term performance periods). These awards are based upon attaining earnings per share and return on net assets (RONA) performance standards relating to the Company as a whole and are also based on the performance of the Company's stock price over the long-term performance periods. In addition, awards are subject to an automatic upward or downward adjustment to reflect the Company's performance as compared to the performance of a group of competitors identified at the beginning of each measurement period. The plan is administered by the executive compensation and development committee of the board of directors (the "Committee"), which is comprised solely of non-management directors. The performance standards are set by the Committee at the beginning of the measurement periods and are measured by the Committee after the close of the measurement periods. The maximum annual award payable under the plan's formula is 45% (90% for the chief executive officer) of the executive's base salary, and the maximum long-term award payable under the plan's formula is 45% (90% for the chief executive officer) of the executive's average base salary over the three-year period. The awards for the named executive officers can be adjusted downward on a discretionary basis by the Committee. (See the Long-Term Incentive Plan table on this page.)

      Executive Incentive Compensation Plan for Company Principals. The Executive Incentive Compensation Plan for Company Principals applies to the 17 presidents, chairmen and vice chairmen of the Company's operating divisions. Participants may receive annual cash awards (for individual fiscal years) and long-term cash awards (for three-year long-term performance periods). These awards are based upon attaining earnings growth and RONA performance standards relating to the participants' respective divisions and are also based on the performance of the Company's stock price over the long-term performance periods. The plan is administered by the Committee, which may (and has) delegated certain decisions regarding the implementation of the plan to a management committee comprised of the chief executive officer, the president and certain other management executives, none of whom can be participants in the plan (the "Management Committee"). The performance standards are set by the Management Committee at the beginning of the measurement periods and are measured by the Management Committee after the close of the measurement periods. The maximum annual award payable under the plan's formula is 45% of the participants' base salary, and the maximum long-term award payable under the plan's formula is 45% of the participants' average base salary over the three-year period. The Management Committee may adjust any of the awards upward or downward, in its sole and absolute discretion. Awards are reviewed annually by the Committee.

      Performance Incentive Plan. The Performance Incentive Plan applies to approximately 2,970 associates of the Company and its subsidiaries. Participants may receive annual cash awards based upon attaining certain measures of performance tailored to the participant's job. Performance standards are set at the beginning of the fiscal year and measured after the close of the fiscal year. The maximum annual award payable under the plan's formula ranges from 10% to 50% of the associate's base salary.

      Approximately $35.7 million was awarded to all participants in the three plans for the performance periods ending in the last fiscal year. Amounts awarded under these plans are reflected in the Summary Compensation Table.

      During the last fiscal year, each of the five executive officers named in the Summary Compensation Table became eligible to receive a potential long-term cash award for the three fiscal years 1996 to 1998. The table below shows the maximum long-term cash awards payable to each of them for that long-term period.

------------------------------------------------------------------------------
                           LONG-TERM INCENTIVE PLAN
                          AWARDS IN LAST FISCAL YEAR

                               Performance
                                  or Other       Estimated Maximum
                              Period Until          Future Payouts
                                Maturation         Under Non-Stock
Name                             or Payout    Price Based Plan <F1>
------------------------------------------------------------------------------
David C. Farrell               Earned over              $1,106,250
Jerome T. Loeb                three fiscal                $437,325
Richard L. Battram       years (1996-1998)                $378,825
Eugene S. Kahn              ending 1/30/99                $318,888
Anthony J. Torcasio                                       $300,225
------------------------------------------------------------------------------

<F1>  Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met and that the stock price has increased sufficiently to result in the maximum stock price adjustment.

---------------------------------------------------------------------------------------------------------------------------------
                                                   SUMMARY COMPENSATION TABLE
                                                              Annual
                                                    Compensation<F2>                    Long-Term Compensation
                                      -------------------------------------------------------------------------
                                                                          Awards                       Payouts
                                                                     ------------------------------------------
                                                                      Restricted                     Long-Term   All Other
Name and                                                                   Stock        Stock        Incentive     Compen-
Principal Position               Year  Salary<F1><F3>  Bonus<F1><F4>  Awards<F5>  Options<F6>  Payouts<F1><F7>  sation<F8>
---------------------------------------------------------------------------------------------------------------------------------
David C. Farrell                 1996      $1,200,000       $818,100  $3,022,500      220,995         $684,640      $7,710
Chairman of the Board and        1995      $1,175,000       $720,000          $0       35,000         $675,300      $5,576
Chief Executive Officer          1994      $1,100,000       $532,820          $0       35,000         $827,584      $5,329

Jerome T. Loeb                   1996        $925,000       $323,832  $2,378,125       60,773         $254,277      $7,710
President                        1995        $843,750       $255,000          $0       23,500         $239,700      $5,576
                                 1994        $812,500       $199,807  $2,062,500       73,500         $277,351      $5,329

Richard L. Battram               1996        $806,250       $281,222          $0       52,486         $223,000      $7,710
Executive Vice Chairman          1995        $743,750       $225,000          $0       17,500         $213,100      $5,576
                                 1994        $713,750       $175,588    $343,125       17,500         $254,076      $5,329

Eugene S. Kahn <F9>              1996        $666,667       $230,090          $0       24,862         $174,279      $7,710
Vice Chairman

Anthony J. Torcasio              1996        $637,500       $221,569          $0       52,486         $176,085      $7,710
President and Chief Executive    1995        $600,000       $180,000  $1,299,375       17,500         $165,100      $5,576
Officer                          1994        $550,000       $145,314          $0       17,500         $181,818      $5,329
May Merchandising Company
---------------------------------------------------------------------------------------------------------------------------------

<F1>  Total Cash Compensation. As supplemental information, the following table shows the total cash compensation (Salary, Bonus and Long-Term Incentive Payouts) paid to the named executive officers for the fiscal year.
Year    Mr. Farrell       Mr. Loeb    Mr. Battram      Mr. Kahn   Mr. Torcasio
1996     $2,702,740     $1,503,109     $1,310,472    $1,071,036     $1,035,154
1995     $2,570,300     $1,338,450     $1,181,850                     $945,100
1994     $2,460,404     $1,289,658     $1,143,414                     $877,132

<F2>  The Summary Compensation Table does not reflect certain non-cash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

<F3>  The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes for each of the named executives and for all salaried associates normally occur on May 1 of each year.

<F4>  "Bonus" reflects the annual portion of the bonus payable under the
      Company's Executive Incentive Compensation Plan for Corporate Executives. See "Performance Based Bonus Plans" on page 4. The bonuses were paid or were deferred under the Company's Deferred Compensation Plan, which provides that all deferrals will be distributed to participants in lump sum cash payments immediately following a change in control of the Company (as defined in the plan).

<F5>  Restricted Stock is valued at the average price of the common stock on the date of grant. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $45.125 per share) was $3,587,799 for Mr. Farrell (79,508 shares), $5,866,250 for Mr. Loeb (130,000 shares), $4,061,250 for Mr.
      Kahn (90,000 shares), and $2,166,000 for Mr. Torcasio (48,000 shares). Dividends are paid on these shares quarterly. 30,000 shares of Mr. Farrell's 1996 grant of 60,000 shares vest on April 30, 1997 and the remaining 30,000 shares vest on April 30, 1998. Shares of restricted stock are included in the common stock ownership numbers on pages 1 through 3. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the date of grant. The restricted stock plan and the 1994 Stock Incentive Plan provide that, upon a change in control of the Company (as defined in the plans), restricted stock grants will be fully vested and all restrictions will be waived.

<F6>  "Stock Options" represent non-qualified 10-year options under the
      Company's 1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control of the Company (as defined in the plans). 1996 option numbers are adjusted to reflect the May 4, 1996 spin-off of Payless ShoeSource, Inc. by the Company.

<F7>  "Long-Term Incentive Payouts" represents the long-term portion of the bonus payable under the Executive Incentive Compensation Plan for Corporate Executives. Such amounts were paid or were deferred under the Company's Deferred Compensation Plan. See "Performance Based Bonus Plans" on page 4 and note 4 above.

<F8>  "All Other Compensation" represents the Company's effective matching allocation to the named individuals' accounts in the Company's Profit Sharing Plan. See "Profit Sharing Plan" on page 6.

<F9>  Mr. Kahn became an executive officer for reporting purposes for the first time in 1996 and, therefore, no information is provided for earlier years.

5

Profit Sharing Plan. During 1996, over 48,700 associates invested $65.8 million in the Profit Sharing Plan, $40.7 million of which was invested in the Company's common stock. In addition, $43.3 million of the Company's common stock and ESOP stock was added to associates' accounts as a result of the matching formula. As of the Record Date, the plan beneficially owned 4.9% (11,519,951 shares) of the outstanding common stock and 100% (equivalent to 15,370,139 shares of common stock) of the outstanding ESOP stock, which together represent 10.7% of the voting power of the Company.
      The plan links its benefits to the Company's performance each year and to the value of the Company's common stock. Generally, the Company matches up to the first 5% of pay each pay period that an associate invests in the plan. In 1996, our associates made $42.1 million of "matchable" contributions to the plan. The matching rate for any year is variable and discretionary. The matching rate is based on the Company's earnings per share (EPS) performance. If the EPS increases by 6% from one year to the next, the matching rate is 50% (i.e., 50 cents for every matchable dollar invested). The matching rate increases by 1.25 percentage points over 50% for every one percentage point by which the EPS increase exceeds 6%; the matching rate also decreases based on the same formula if the EPS change is less than a 6% increase. In addition, if the price of the Company's common stock exceeds $22.5083 per share, the effective matching rate will be higher as a result of the operation of the ESOP feature of the plan (added in April 1989). The effective matching rate for 1996 was 103%, the highest match in the 27-year history of the Profit Sharing Plan and the first time over 100%. The effective matching rate has averaged 85% over the last five years.
      Associates with one year of service (with at least 1,000 hours of paid employment) and who are at least 21 years old may participate. The plan offers associates four professionally managed investment funds for associate contributions: a money market fund, a fixed income index fund, a common stock index fund and a Company common stock fund.

Retirement Plans. The Company has a noncontributory retirement plan covering substantially all associates who are paid for 1,000 or more hours per year.
      In addition, the Company has a supplementary retirement plan (the "Supplementary Plan") covering, generally, associates who, at one time, had compensation in a calendar year equal to at least twice the amount of "wages" then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered associates become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of final annual salary and bonuses (reported as salary, bonus and long-term incentive payouts in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years (ii) reduced by primary Social Security benefits, Company-provided benefits provided under the Company's retirement, profit sharing and disability plans and, if appropriate, by amounts to reflect early retirement. The minimum benefit under the Supplementary Plan is the amount of Company-provided benefits which would have been payable under the Company's retirement and profit sharing plans, determined without regard to any statutory limits, less the amount of Company-provided benefits actually payable under those plans.
      The Supplementary Plan provides that, in the event of a change in control (as defined in the plan), vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The Company established a trust which would be funded upon a potential change in control to provide accrued benefits under the Supplementary Plan and which would, upon an actual change in control, become irrevocable.
      The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 1996) for persons in specified compensation and years of service classifications covered by the Company's retirement plan and, if eligible, the Supplementary Plan. (The individuals named in the Summary Compensation Table had, as of December 31, 1996, the following years of service, respectively: David C. Farrell, 41 years; Jerome T. Loeb, 33 years; Richard L. Battram, 24 years; Eugene S. Kahn, 6 years; and Anthony J. Torcasio, 25 years.)

------------------------------------------------------------------------
     Average                                            Years of Service
      Annual    --------------------------------------------------------
    Earnings          10          25          30          35          40
------------------------    --------    --------  ----------  ----------
  $  800,000    $117,590    $217,651    $255,815  $  293,978  $  332,142
   1,000,000     153,735     276,059     323,970     371,881     419,792
   1,300,000     207,953     363,671     426,203     488,735     551,267
   1,600,000     262,170     451,282     528,435     605,588     682,741
   1,900,000     316,387     538,894     630,667     722,441     814,215
   2,200,000     370,605     626,504     732,900     839,295     945,690
   2,500,000     424,823     714,115     835,132     956,148   1,077,164
   2,800,000     479,040     801,726     937,365   1,073,002   1,208,639
------------------------------------------------------------------------

With respect to the last fiscal year, the expense to the Company of the Company's retirement plans for associates aggregated $30.8 million.

Employment Contracts, Termination of Employment and Change in Control Arrangements. The Company has entered into severance agreements with the five executive officers named in the Summary Compensation Table. The agreements provide that the executive is entitled to benefits if (i) a change in control of the Company (as defined in the agreement) occurs and (ii) during the 180 days following such change in control, the executive determines in good faith that as a result of the change in control he is unable to execute his duties effectively. Following such 180-day period, employment must be actually or constructively terminated other than for cause or disability during the term of the agreement for benefits to be payable.

Under the severance agreements, a change in control would include any of the following events: (i) any "person," as defined in the Securities Exchange Act of 1934, as amended, acquires 50% or more of the Company's voting securities;
(ii) a majority of the Company's directors are replaced during a two-year period; or (iii) shareowners approve certain mergers, or a liquidation, or sale of all or substantially all of the Company's assets.
      The severance agreements provide a lump sum payment equal to three times the sum of (i) base salary at termination or, if greater, base salary immediately prior to the change in control plus (ii) target bonus with maximum share price adjustment for the year in which the change in control occurs. Each agreement also provides 36 months of continued medical and life insurance benefits and, if the terminated executive is within five years of his or her eligibility date, eligibility in the Company's post-retirement life and medical insurance benefits. The agreements with officers who are subject to Section 16(b) of the Securities Exchange Act of 1934 provide for a cash payment in cancellation of stock options. The agreement with the Chairman of the Board and Chief Executive Officer provides a "tax gross-up" payment to ensure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Internal Revenue Code. The agreement with the President provides for 50% of such payment. The Company established a trust which would be funded upon a potential change in control to provide the benefits under the severance agreements and which would, upon an actual change in control, become irrevocable.
      All of the named executive officers have individual written contracts of employment with the Company which expire at various dates on or before April 30, 2001 and which provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table.


--------------------------------------------------------------------------------------------------------------
                                          STOCK OPTION GRANTS IN FISCAL 1996
                                      Percent of
                       Options     Total Options         Exercise or         Expiration             Grant Date
Name               Granted<F1>           Granted      Base Price<F2>               Date      Present Value<F3>
--------------------------------------------------------------------------------------------------------------
David C. Farrell       165,746              6.4%            $45.5894          3/15/2003             $2,401,660
                        55,249              2.1%            $45.2500          5/08/2006             $  923,763
Jerome T. Loeb          27,624              1.1%            $43.0441          4/10/2006             $  433,144
                        33,149              1.3%            $45.2500          5/08/2006             $  554,251
Richard L. Battram      27,624              1.1%            $45.5894          3/15/2006             $  461,597
                        24,862              1.0%            $45.2500          5/08/2006             $  415,693
Eugene S. Kahn          24,862              1.0%            $45.2500          5/08/2006             $  415,693
Anthony J. Torcasio     52,486              2.0%            $45.2500          5/08/2006             $  877,566
--------------------------------------------------------------------------------------------------------------

<F1>  Generally, one-fourth of the options become exercisable on May 8, 1997, the first anniversary of the date of the grant, and on each of the second through fourth anniversaries thereafter. One-fourth of the options of Mr. Farrell's 165,746 share option grant become exercisable on December 31, in each of 1996 through 1999.
      One-fourth of the options of Mr. Loeb's 27,624 share option grant become exercisable on April 10, in each of 1997 through 2000. All of Mr. Battram's 27,624 share option grant becomes exercisable on April 15, 1997.

<F2>  The exercise price is the market price on the date the options were granted.

<F3>  The Grant Date Present Values were determined using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and the Company has no way to determine whether the Black-Scholes model can properly determine the value of an option. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) an option term of 10 years, which represents the length of time between the grant date of options under the Company's plans and the latest possible exercise date by the named executive officers;
      (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and (d) dividends at the rate of $1.16 per share, the annual dividend rate with respect to a share of stock on the grant date.

------------------------------------------------------------------------------------------------------------------------
                                     AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1996
                                              AND FISCAL YEAR-END OPTION VALUES
                                                                        Total Number of            Value of Unexercised
                        Shares             Total               Unexercised Options Held         In-the-Money Options<F2>
                      Acquired              Gain       --------------------------------    -----------------------------
Name               on Exercise      Realized<F1>         Exercisable      Unexercisable     Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------
David C. Farrell        66,229        $1,841,375             103,590            294,201        $682,768       $2,118,265
Jerome T. Loeb          40,939        $  771,320              31,584            155,853        $340,883       $1,020,992
Richard L. Battram      22,099        $  453,116              53,175             82,183        $791,727       $  329,773
Eugene S. Kahn          79,420        $1,334,867              48,342            101,520        $692,677       $  518,426
Anthony J. Torcasio          0        $        0              56,491             82,183        $840,208       $  329,773
------------------------------------------------------------------------------------------------------------------------

<F1>  The amounts "realized" reflect the appreciation on the date of exercise
      (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.

<F2>  "In the-Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of the Company's common stock at the end of the last fiscal year ($45.125 per share) exceeded the exercise price of the options.

Stock Price Performance. The graph below compares the Company's cumulative total shareowner return on an investment of $100 at the close of the market on February 1, 1992 (the end of fiscal 1991) in Company common stock against the returns of the S&P 500 stock index, an index of the competitors used in determining bonuses for fiscal 1995 under the Company's performance based bonus plans (the "1995 Competitor Group") and the S&P Retail Department Stores Index.

                   Comparison of 5-Year Cumulative Return
               May, S&P 500 Index, 1995 Competitor Group Index
                    and S&P Retail Department Stores Index

                                [GRAPH]


                          1991     1992     1993     1994     1995     1996
-----------------------------------------------------------------------------
May                     $100.0   $131.7   $151.3   $138.0   $179.7   $202.1
S&P 500                 $100.0   $110.6   $124.8   $125.5   $174.0   $219.8
1995 Competitor Group   $100.0   $119.6   $122.6   $111.0   $123.4   $148.0
S&P-Dept. Stores        $100.0   $111.6   $128.0   $113.5   $135.5   $145.6
-----------------------------------------------------------------------------

The 1995 Competitor Group is comprised of Dayton Hudson, Dillard's, J.C. Penney, Melville, Mercantile and Nordstrom. During 1995, Melville announced plans to significantly restructure its business. The Company dropped it from the group of competitors used in determining bonuses for fiscal 1996. In addition, on May 4, 1996, the Company completed the spin-off of its self-service family shoe store business, Payless ShoeSource, Inc. With the disposition of Payless, the Company's continuing operations comprise one industry segment, department stores. Given these changes, management believes that a comparison to the S&P Retail Department Stores Index is now appropriate for the stock price performance graph. The companies included in the S&P Retail Department Stores Index are Dillard's, Federated, J.C. Penney, May, Mercantile and Nordstrom.

Executive Stock Ownership. The Company encourages all of its associates to make a personal investment in Company stock, further aligning their interests with those of shareowners. In 1994, the Company adopted the following minimum stock ownership guidelines for the Company's top management group:


                                                   Ownership
                                                   Guideline
                                                (Multiple of
Executive Level                                 Base Salary)
------------------------------------------------------------
Chief Executive Officer                            5.0 times
Corporate Senior Management
   Committee<Fa>                                   3.5 times
Presidents, Chairmen and Vice Chairmen
   of Operating Divisions                          2.5 times
Corporate Executive Vice Presidents and
   Senior Vice Presidents and the
   Senior Management Committees of
   Operating Divisions                             1.5 times
------------------------------------------------------------

<Fa>  Currently includes Mr. Farrell (whose guideline is the CEO guideline above) and the other named executive officers.

These minimum guidelines are expected to be satisfied within five years of when they first apply to an executive in a position, and may be satisfied through direct ownership of shares, share equivalents under the Company's Profit Sharing Plan or phantom stock under the Deferred Compensation Plan.

Executive Compensation and Development Committee Report. The executive compensation and development committee (the "Committee") reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table. Each member of the Committee is an independent, non-management director.
      Compensation Philosophy. The Company's basic compensation philosophy is that the compensation program should:

*     attract, retain and motivate highly qualified executives;
*     be competitive;
*     align the executive's compensation with the Company's objectives; and
*     be meaningfully related to the value created for shareowners.

Compensation for senior executives is comprised of a base salary, bonus opportunities (a significant portion of total compensation) and long-term stock related incentives. The Committee reviews compensation based on the foregoing philosophy, on the performance of the Company and on competitive practices. As part of its review of competitive pay levels, the Committee looks at the base salary levels, annual bonus levels and long-term related incentives at a broad group of companies, including other retail companies and companies in other industries of similar size and complexity to the Company. The Committee did not target a specific percentage level of compensation within the group, but, as discussed under the "Additional Information" heading below, determined, based on that review, that the Company's current overall compensation program is consistent with and furthers the compensation philosophy described above.

      Base Salary. Base salaries are reviewed by the Committee on an annual basis and may be increased at that time based on (i) the individual's contribution to the Company, including changes in responsibilities, (ii) competitive pay levels and (iii) management's recommendations. As a result of this overall review, including a review of changes in responsibilities of the named executive officers, the annual rate of the base salaries for the named executive officers increased in May 1996 by an average of 5.5%.
      Bonus Opportunities. The Company has three performance based bonus plans that cover approximately 3,000 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to the Company's performance. The three plans are described on page 4. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive participates in the Executive Incentive Compensation Plan for Corporate Executives, which provides an opportunity for both an annual bonus and a long-term bonus.
      For 1996, the annual bonus opportunity was for up to 45% (90% for Mr. Farrell) of base salary, and was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) determined in advance by the Committee for (i) earnings per share ("EPS") and (ii) return on net assets ("RONA") over the year. The annual bonus is subject to an automatic upward or downward adjustment based on the Company's performance relative to the EPS and RONA performances of a predetermined group of competitors consisting of Dayton Hudson, Dillard's, J.C. Penney, Mercantile, Nordstrom and Sears (the "Competitor Group"). While return on equity is the Company's principal measure in evaluating its performance for shareowners and its ability to profitably invest shareowners' funds, the bonus plans use RONA in evaluating this element of bonus opportunity in order to facilitate industry comparisons without having to make adjustments for different levels of leverage among the Competitor Group. The Company's rank relative to the Competitor Group is determined based on data provided to the Committee by the Company's independent public accountants. The annual bonus also can be adjusted downward on a discretionary basis by the Committee. For 1996, the Company exceeded the target performance level set by the Committee for EPS and achieved the target performance level for RONA (no adjustment was made based on the Company's relative rank in the Competitor Group). Based on these results, the annual bonus represented 68.2% of base salary for Mr. Farrell and 34.1% of base salary for each of the other named executive officers.
      For the three-fiscal-year period ended in 1996, the long-term bonus opportunity was for up to 45% (90% for Mr. Farrell) of average base salary, and was determined based on whether the Company achieved certain performance levels (threshold, target or maximum) determined in advance by the Committee for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period. The long-term bonus is subject to an automatic upward or downward adjustment (i) based on predetermined levels of changes in the common stock price over the period and (ii) based on the Company's performance as compared to the EPS and RONA performances of the Competitor Group. The Company's rank relative to the Competitor Group is determined based on data provided to the Committee by the Company's independent public accountants. The long-term bonus also can be adjusted downward on a discretionary basis by the Committee. For the three-year period which ended with fiscal 1996, the Company's performance exceeded the target performance level set by the Committee for compound growth for EPS and exceeded the target performance level set for average RONA (no adjustment was made based on the Company's relative rank in the Competitor Group), and the common stock price increased by 26.2%, resulting in a 26.2% increase in the long term bonuses. Based on these results, the long-term bonuses awarded for the three-year period which ended with fiscal 1996 represented approximately 59.1% of average base salary for Mr. Farrell and approximately 29.6% of average base salary for each of the other named executive officers.
      Long-Term Stock Related Incentives. The Company provides long-term stock related incentives with stock options and restricted stock, which are designed to attract, retain and motivate management associates and relate their compensation directly to the performance of the Company's stock. Stock options are granted at fair market value on the date of the grant and will only have value to the executives if the Company's stock price increases. The Committee establishes guidelines for the grant of options for all executives and specifically approves any grants to executive officers. The Committee has established option guidelines for annual grants based on competitive practices and position levels. Restricted stock grants are approved by the Committee in special circumstances.
      The 1996 annual option grants to the named executive officers (including Mr. Farrell) were consistent with the normal annual grant levels previously established for those officers. In addition, during 1996, the Committee approved additional stock option grants to Messrs. Farrell, Loeb, Battram and Torcasio and grants of restricted stock to Messrs. Farrell and Loeb, all in connection with renewals of employment contracts. Except as described above, no other grants were made to the named executive officers in 1996.

      Additional Information. During 1996, the Company selected and retained independent, professional compensation experts to study the compensation of the executive group in the Company's operating divisions and of the senior management committee in the corporate office. The experts reviewed the Company's base salary levels, annual bonus levels and long-term incentives as compared with the compensation packages of a broad group of companies, including the Competitor Group, other retail companies and companies in other industries of similar size and complexity to the Company. Based on the experts' review, the Committee has determined that the Company's current compensation program, taking into account base compensation, bonus opportunities and long-term incentive opportunities, is consistent with and furthers the compensation philosophy described above.
      During 1996, the Committee continued to review the new tax law and proposed IRS regulations limiting the tax deductibility of executive compensation in excess of $1 million. The Committee also reviewed the exceptions that permit tax deductions on such compensation, including exceptions for performance based compensation. The Committee's policy continues to be that the Company should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:

Edward H. Meyer, Chairman
Russell E. Palmer
Edward E. Whitacre, Jr.

Miscellaneous. Executive officers and directors are required to report to the Securities and Exchange Commission, pursuant to Section 16(a) of the Securities Exchange Act of 1934, ownership of and transactions in Company common stock. Based solely on a review of copies of reports provided to it by such individuals, the Company believes that all reporting requirements were satisfied.

THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

The board of directors held 8 meetings during the last fiscal year. Each incumbent director attended at least 75% of the aggregate of (i) the total number of board meetings held during the period for which such director held such office and (ii) the total number of meetings held by all board committees on which such director served during the periods that such director served. Overall, the average percentage for all directors' attendance was 98%.

Compensation of Directors. Directors receive an annual fee of $30,000 and, in addition, $2,000 for attending each board meeting and $1,000 for attending each committee meeting. A non-management chairperson of a committee receives an additional annual fee of $5,000. Non-management directors may defer all or any portion of their cash fees under a deferred compensation plan that is substantially similar to the Deferred Compensation Plan for management associates.
      Each new director, upon joining the board, receives 2,000 shares of common stock which are subject to restrictions on transferability and to forfeiture for five years. In addition, each director receives the equivalent of $40,000 in the form of either restricted stock, which is not transferable, or phantom stock units which are credited under the deferred compensation plan. Management board members receive no compensation or fees for attending board or committee meetings.
      The board of directors has an audit committee, an executive committee, an executive compensation and development committee, a finance committee and a nominating committee, each of which is described below.

Audit Committee. The audit committee is comprised of Mrs. Kaplan and Messrs. Meyer, Palmer (chairman), Quinlan, Stiritz, Storey and Weidenbaum. The committee met four times during the last fiscal year. The audit committee makes recommendations to the board of directors as to the selection of and proposed arrangements with the firm of independent public accountants and auditors that examines the books and accounts of the Company for each fiscal year, reviews the results of audits, reviews the coordination between the independent public accountants and auditors and the Company's internal auditing staff, and oversees the Company's policies concerning sensitive payments and conflict of interest.

Executive Committee. The executive committee is comprised of Messrs. Farrell (chairman), Loeb, Meyer, Palmer, Pearson and Stiritz. The committee acted by unanimous written consent one time during the last fiscal year. The executive committee exercises, on a "standby" or "emergency" basis, and subject to the direction of the full board of directors, all of the powers of the board of directors (with certain specified exceptions required by law) during intervals between meetings.

Executive Compensation and Development Committee. The executive compensation and development committee is comprised of Messrs. Meyer (chairman), Palmer and Whitacre. The committee met four times during the last fiscal year. In addition, frequent telephone conversations occurred among the committee members. The committee considers and recommends to the board the Company's overall compensation programs, reviews and approves the compensation payable to all senior management personnel, reviews the compensation payable to store company principals, reviews and approves new compensation programs that involve Company stock or affect compensation to senior management personnel and store company principals, advises management on all other executive compensation matters as requested, and reviews and monitors management development efforts to assure development of a group of executives that would provide for adequate and orderly management succession. The committee also administers (directly, or in some circumstances by delegation or the establishment of operating guidelines) the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals and the Deferred Compensation Plan.

Finance Committee. The finance committee is comprised of Mrs. Kaplan and Messrs. Loeb, Pearson (chairman), Quinlan, Stiritz, Weidenbaum and Whitacre. The committee met three times during the last fiscal year. In addition, frequent telephone conversations occurred among the committee members. The finance committee reviews the financial policies, plans and structure of the Company and reviews and recommends to the board the Company's long-range financial plans, the Company's capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

Nominating Committee. The nominating committee is comprised of Mrs. Kaplan and Messrs. Stiritz (chairman), Storey and Whitacre. The committee met two times during the last fiscal year. In addition, frequent telephone conversations occurred among the committee members. The nominating committee recommends to the board nominees for directors, nominees for the successor to the chief executive officer when a vacancy in that office occurs, and nominees for chairpersons and members of all committees of the board. The committee also advises the board with respect to criteria relating to director tenure and compensation of non-management directors. The committee considers suggestions as to nominees for directors from any source, including any shareowner. Nominations by shareowners should be submitted in writing to the Company's Secretary, 611 Olive Street, St. Louis, Missouri 63101-1799 and, to be effective, must comply with the advance notice procedures set forth in the Company's by-laws. A copy of the notice procedures is available upon request to the Company's Secretary.

THE RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

Upon recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the Company and its subsidiaries for the fiscal year ending January 31, 1998 subject to ratification by the shareowners at the annual meeting. It is intended that, unless otherwise directed by shareowners, proxies will be voted for the ratification of this appointment. A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer any questions by shareowners. The aggregate amount of fees paid in fiscal 1996 by the Company to Arthur Andersen LLP was $3.2 million. The board of directors unanimously recommends a vote FOR Proposal (b), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING
A CLASSIFIED BOARD

Proposal (c) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave.,
N.W., Washington, D.C. 20037, who is the owner of 50 shares of common stock of the Company, has advised the Company that she plans to introduce the following resolution at the annual meeting:
      Resolved, that the shareholders of The May Department Stores Company recommend that the Board of Directors take the necessary steps to reinstate the election of directors annually, instead of the stagger system which was recently adopted.

This shareowner has submitted the following statement in support of this resolution:

      Until recently, directors of May were elected annually by all shareholders.
            The great majority of New York Stock Exchange listed corporations elect all their directors each year.
            This ensures that all directors will be more accountable to all shareholders each year and to a certain extent prevents the self-perpetuation of the Board.
            Last year, the owners of 95,387,369 shares, representing approximately 45.0% of shares voting, voted FOR this proposal.
            If you agree, please mark your proxy FOR this resolution.

The board of directors opposes the foregoing resolution. The staggered election of directors is intended to prevent precipitous changes in the composition of the board by preventing the election of an entirely new board in a single year. By providing that directors will serve three-year terms rather than one-year terms, it facilitates continuity and stability of leadership and policy by assuring that several experienced directors familiar with the Company and its business will be on the board at all times. Preventing such a precipitous change serves to moderate changes in corporate policies, business strategies and operations which are not in the best interests of the Company and its shareowners.

      The annual election of directors would enable a group of individuals or entities owning a significant but minority position in the Company to obtain actual control of the Company or further some other personal goal with respect to the Company or its shares or assets by electing at a single annual meeting its own slate of directors. Such an attempt, even if unsuccessful, can seriously disrupt the business of the Company and cause it to incur substantial expense. Board classification encourages any person or group seeking to acquire control of the Company to initiate such action through arm's-length negotiations with management and the board of directors, who are in the best position to negotiate a transaction which is fair to all Company shareowners. In the event the board is radically changed, it may be unable or unwilling to protect the interest of all shareowners from the abusive tactics of a corporate raider who seeks to obtain effective control of any public corporation for its own purposes rather than to create long-term value for the shareowners.
      The Company has had a classified system of electing directors in place for 70 of its 87 years of existence. For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to the Company and its shareowners. The board of directors unanimously recommends a vote AGAINST Proposal (c), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING VENDOR STANDARDS OF CONDUCT

Proposal (d) on the accompanying proxy card.

The Southern Regional Joint Board of the Union of Needletrades, Industrial and Textile Employees ("UNITE"), owner of 37 shares of common stock of the Company, has advised the Company that it plans to introduce the following resolution at the annual meeting:
      That the shareholders of The May Department Stores Company ("Company") request that the Board of Directors review compliance with its "Vendor Standards of Conduct," and prepare a report at reasonable expense, which would be available to shareholders by November
1997. The report should describe the Company's current and future compliance efforts and plans. We further request that our Company add the following compliance-related measures to its vendor policies:
      1. Establish independent monitoring mechanisms in conjunction with non-governmental organizations, including allowing direct access to employees who make Company products;
      2.    Strengthen internal monitoring procedures;
      3. Translate "Vendor Standards of Conduct" into the language of employees of Company suppliers and require suppliers to distribute these documents to employees.

This shareowner has submitted the following statement in support of this resolution:

      Our Company purchases merchandise from contractors in the United States and around the world. It has tremendous power over the terms of these relationships. We believe our Company should take active steps to ensure that its suppliers meet certain minimum standards for the treatment and working conditions of their employees, in order to protect these workers from unethical and illegal business practices and violations of their human rights.

      A national consumer survey by Marymount University released in November 1996 reported that nearly four out of five shoppers would avoid a retailer selling garments made in sweatshops. U.S. Labor
      Secretary Robert Reich commented that the survey showed "in the long run, sweatshops hurt a company's bottom line." In addition our Company's supplier standards are supposed to prevent illegal forms of worker abuse.

      However, our Company has been implicated repeatedly in worker abuse and sweatshop scandals. In February 1996 clothes sold at May stores were identified by Thai garment workers as having been produced at an El Monte, California sweatshop where these workers were held captive under the threat of rape or murder and paid as little as fifty cents per hour. An expose released by the Union of Needletrades, Industrial and Textile Employees (UNITE) in December
      1996 reports abusive conditions at several manufacturers producing private label products for the May Company.

      The UNITE report found that at contractors for May in New York, workers "face physical abuse, sexual harassment, sub-minimum wages, child labor, and overtime without pay." At May's overseas contractors in Indonesia and Honduras, conditions cited include the employment of child labor, daily strip searches of workers, life-threatening conditions, and sexual harassment. UNITE also reported that the Company's manufacturer of its "Pant-her" line of clothing, Norton McNaughton, contracts with sweatshops in Brooklyn which operate illegal networks of industrial homeworkers.

      These persistent reports implicating our Company make clear that it should review and strengthen its current system of supplier oversight. We believe that this is necessary to protect the Company from legal and other implications of supplier conduct.
      Our Company's image and the actions behind that image are of great concern to customers and should be to shareholders as well. Adherence to high corporate standards, particularly in the area of supplier conduct, makes both moral and economic sense.

The board of directors opposes the foregoing resolution. The Company recognizes the importance, as both an ethical and a business responsibility, of obtaining appropriate assurances that the merchandise sold in its stores is manufactured in accordance with all applicable laws, including those relating to the rights and welfare of the workers producing the merchandise. As the proposal correctly acknowledges, the Company has adopted a Vendor Responsibility Program, formalizing its policies and practices designed to protect the interests of workers engaged in the manufacture of merchandise for the Company.
      Although well-intentioned, the board of directors believes that the proposal is unnecessary in that the Company's management has for years utilized careful and effective procedures for monitoring compliance with its policies and continues to enhance and strengthen the enforcement of its Vendor Responsibility Program with new initiatives.

      * Since 1994, the Company has notified all overseas suppliers of its private label merchandise of the Company's policies and standards with respect to labor laws, child labor and prison labor. All suppliers must certify in writing their compliance with those policies. The Company obtains this certification from every new supplier at the time the business relationship is established and annually thereafter. No orders are placed with a supplier unless there is a current certification in the Company's files.

      * Every year, the Company notifies each current domestic brand name and private label supplier of the Company's labor policies and standards and informs them that a supplier's failure to operate in compliance with the policies and standards would prevent the Company from continuing to do business with the supplier.

      * Every time the Company places a purchase order, the purchase order, on its face, requires certification and warranty by the manufacturers that it, and all third party contractors, comply with all labor laws, regulations and codes, including laws relating to the employment of children and prison labor.

      * The Company inspects each factory and subcontract or factory of a supplier of the Company's private label merchandise before an initial order is placed with the supplier and annually thereafter. The Company's inspectors look for and note any labor law violations. The Company notifies a supplier of any violations noted during an inspection and if the violations are not corrected, the Company ceases to purchase merchandise from that supplier.

      * Over the years, the Company has established long-term relationships with several private label suppliers, and management believes that the Company's high standards of business ethics and corporate responsibility have, and will continue to, influence the standards of those suppliers.

      * In 1996, the Company adopted the National Retail Federation Statement of Principles on Supplier Legal Compliance. It has designated a contact person to work with the Department of Labor on Fair Labor Standards Act matters. Management representatives of the Company work with and through the National Retail Federation to conduct supplier compliance seminars to educate suppliers and increase their awareness of the Company's policies.

      Consistent with the sound business practices and ethical responsibilities reflected in the Company's policy described above, the Company investigated the specific examples of alleged abusive conditions involving the manufacture of merchandise for May referred to by the proponent in its supporting statement, which involve eight manufacturers. We believe that the allegations of the proponent are not accurate. Company personnel or representatives of one of the "big six" independent public accounting firms inspected the factories of three of the manufacturers and found no labor law violations. In addition, the Company does not buy merchandise from three of the manufacturers, nor does it have any knowledge that it ever received any goods allegedly produced by the El Monte, California factory referred to by the proponent. Furthermore, the Company understands that the remaining manufacturer had stopped using the factory mentioned in the proponent's report before the alleged events referred to in that report had occurred.
      The board of directors believes that the concerns reflected in the proposal already have been addressed by the Company and will continue to be the subject of close scrutiny as the Company continues to implement its Vendor Responsibility Program. The Company's procedures for monitoring compliance with the program are extensive and effective. Assuring that the Company's suppliers treat their employees with dignity and respect is not a new idea at the Company. The Company devotes substantial resources, both in dollars and in hours, to establish its formal policies and to monitor compliance with them. The Company believes that further expenditures of time and money would be redundant and not in the best interests of the Company and its shareowners. The Company believes that the interests of its shareowners will be best served if its efforts remain focused on monitoring its existing policies and practices, to enhance compliance by its suppliers. Accordingly, the board of directors unanimously recommends a vote AGAINST Proposal (d), and your proxy will be so voted unless you specify otherwise.

GENERAL

1998 Shareowner Proposals. Shareowner proposals for the 1998 annual meeting of shareowners must be received at the Company's principal executive offices, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary, on or prior to December 25, 1997, for inclusion in the Company's proxy statement and the form of proxy for such meeting.

Vote Required. The election of directors requires a plurality of votes cast. The affirmative vote of the owners of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve the ratification of auditors and the shareowner proposals. The shares represented by abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and broker non-votes are not counted as either FOR or AGAINST for purposes of the election of directors. An abstention is counted as a vote AGAINST, and a broker non-vote is not counted as either FOR or AGAINST, for purposes of approving the other matters to be acted upon at the annual meeting.

Other Matters. In addition to Proposal (d) on the accompanying proxy card, UNITE has informed the Company that it intends to introduce two proposals for consideration at the Company's 1997 annual meeting of shareowners. One proposal is an amendment to the Company's by-laws that would require the Company not to adopt or maintain a shareowner rights plan without shareowner approval and to redeem its current shareowner rights plan. The other proposal requests that the board of directors take the steps necessary to eliminate the classified board of directors. The proxy holders intend to exercise their discretionary authority to vote against these proposals should they be properly presented at the annual meeting.
      Management knows of no other matters to be presented at the annual meeting. However, if other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters. Any shareowner has the power to revoke his or her proxy at any time during or prior to the annual meeting.

Solicitation of Proxies. Your signature on the accompanying proxy card is solicited by the Company's board of directors. The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally, by mail, telegraph and telephone from and through registered owners, nominees and others acting as principals and as intermediaries. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy material to principals. In addition, the Company has retained D. F. King & Co., Inc., to assist in the solicitation of proxies for a fee of $18,000, plus out-of-pocket expenses.

Whether or not you plan to attend the annual meeting, please complete, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your cooperation in giving this matter your immediate attention will be appreciated.

By order of the board of directors.

                    Directions to Cervantes Convention Center
                         Washington at Eighth Street
                             St. Louis, Missouri



The Cervantes Convention Center
is located on Washington Avenue
at 8th Street, 2 blocks north of
Famous-Barr.  Please enter the
convention center through the
Convention Plaza entrance on the
east side of the building.  The
meeting will be held in the
Lecture Hall on the first floor.
                                                [MAP]
Parking has been reserved for
you in the parking garage
adjacent to the convention
center.  From the garage, you may
enter the convention center two
ways.  You may take a garage
elevator to the street level and
walk outside to the Convention
Plaza entrance next to the garage
or, you may take the stairs that
connect the second level of the
parking garage with the second
level of the convention center,
and take the escalator down to
the first floor.  The meeting
room is on the first level of the
convention center, immediately
to your left as you enter the
building.

[MAY LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

To Shareowners of The May Department Stores Company:

The annual meeting of May shareowners will be held at the Cervantes Convention Center, Washington at Eighth Street, St. Louis, Missouri, on Friday, May 23, 1997, at 10:00 a.m. Central Daylight Time. The enclosed proxy statement provides you with information regarding the meeting.

It is important that your shares be represented at this meeting. Even if you plan to attend, please promptly sign, date and return your proxy in the enclosed postage-paid envelope.

                               ADMISSION TICKET

(Please detach the proxy card below and return it in the enclosed envelope. If you are planning to attend the annual meeting, please save this Admission Ticket and bring it to the meeting for admission.)

                            Detach Proxy Card Here

/     /

To vote your shares for all listed nominees, please mark the FOR box in Item
(a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

----------------------------------------------------------------------------
Management recommends a vote FOR Items (a) and (b).
----------------------------------------------------------------------------
(a)   Election of Directors               For         Withhold    Exception

      Exception(s) -------------------    /X/            /X/         /X/
      --------------------------------
                                          For         Against     Abstain

(b)   Ratification of the appointment     /X/            /X/         /X/
      of independent auditors

----------------------------------------------------------------------------
Management recommends a vote AGAINST Items (c) and (d).
----------------------------------------------------------------------------
                                          For         Against     Abstain

(c)   Proposal by a shareowner            /X/            /X/         /X/
      concerning a classified board

(d)   Proposal by a shareowner
      concerning vendor standards of      /X/            /X/         /X/
      conduct
----------------------------------------------------------------------------

                           If you plan to attend the annual   /X/
                           meeting, please mark here.

                           Address change and/or comments,    /X/
                           please mark here.

                             Please sign name(s) exactly as shown on this card.
                             Date: --------------------------------, 1997
                             --------------------------------------------
                             --------------------------------------------
                             Signature(s)
                             Votes MUST be indicated
                             (x) in Black or Blue ink.

                    DIRECTIONS TO CERVANTES CONVENTION CENTER
                          Washington at Eighth Street
                              St. Louis, Missouri

The Cervantes Convention Center
is located on Washington Avenue
at 8th Street, 2 blocks north of
Famous-Barr.  Please enter the
convention center through the
Convention Plaza entrance on the
east side of the building.  The
meeting will be held in the
Lecture Hall on the first floor.
                                                     [MAP]
Parking has been reserved for
you in the parking garage
adjacent to the convention
center.  From the garage, you may
enter the convention center two
ways.  You may take a garage
elevator to the street level and
walk outside to the Convention
Plaza entrance next to the garage
or, you may take the stairs that
connect the second level of the
parking garage with the second
level of the convention center,
and take the escalator down to
the first floor.  The meeting
room is on the first level of the
convention center, immediately
to your left as you enter the building.

[MAY LOGO]  PROXY
      THE MAY DEPARTMENT STORES COMPANY
This proxy is solicited on behalf of the board of directors for the annual meeting on May 23, 1997.

By signing this card, the undersigned appoints each of David C. Farrell, Louis J. Garr, Jr. and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 23, 1997 annual meeting of shareowners, and at any adjournment or postponement of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in the Company's Dividend Reinvestment Plan.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b) and AGAINST proposals (c) and (d) listed on the other side of this card. If no directions are given, and this signed card is returned, the undersigned understands that the proxies will vote in accordance with recommendations of the board of directors and in each proxy's discretion on any other matter that may properly come before the meeting and at any adjournment or postponement thereof. See "General - Other Matters" in the Company's proxy statement for the 1997 annual meeting.

The nominees for the board of directors are Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan and William P. Stiritz.

Please sign the other side of this card and   THE MAY DEPARTMENT STORES COMPANY
return this card promptly to the address      P.O. BOX 631
shown on the right in the enclosed return     WILMINGTON, DE 19899-9905
envelope.

Payless ShoeSource
3231 East Sixth Street
Topeka, Kansas 66607

To Members of the Payless ShoeSource, Inc. Profit Sharing Plan:

You have shares of The May Department Stores Company common stock in the May Common Stock Fund, one of the investment funds under the Payless Profit Sharing Plan. You have the opportunity to direct the trustee on how to vote these shares at May's 1997 Annual Meeting.

Enclosed please find May's 1996 Annual Report to Shareowners, the proxy statement for May's 1997 Annual Meeting, a confidential voting instruction card and a return envelope. It is important that you vote. The recommendations of May's management on each issue and the reasons for the recommendations are described in the proxy statement.

Please complete, sign and return the confidential voting instruction card. The Profit Sharing Plan trustee (The Bank of New York) will follow your voting instructions. These instructions cannot be disclosed by the trustee.

                    Detach Voting Instruction Card Here

/     /

To vote your shares for all listed nominees, please mark the FOR box in Item
(a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.

----------------------------------------------------------------------------
Management recommends a vote FOR Items (a) and (b).
----------------------------------------------------------------------------
(a)   Election of Directors               For         Withhold    Exception

      Exception(s) -------------------    /X/            /X/         /X/
      --------------------------------
                                          For         Against     Abstain

(b)   Ratification of the appointment     /X/            /X/         /X/
      of independent auditors

----------------------------------------------------------------------------
Management recommends a vote AGAINST Items (c) and (d).
----------------------------------------------------------------------------
                                          For         Against     Abstain

(c)   Proposal by a shareowner            /X/            /X/         /X/
      concerning a classified board

(d)   Proposal by a shareowner
      concerning vendor standards of      /X/            /X/         /X/
      conduct
----------------------------------------------------------------------------

                           Address change and/or comments,    /X/
                           please mark here.

                             Please sign name(s) exactly as shown on this card.
                             Date: --------------------------------, 1997
                             --------------------------------------------
                             --------------------------------------------
                             Signature(s)
                             Votes MUST be indicated
                             (x) in Black or Blue ink.

                     CONFIDENTIAL VOTING INSTRUCTIONS TO
                    THE BANK OF NEW YORK AS TRUSTEE UNDER
               THE PAYLESS SHOESOURCE, INC. PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company credited to my account in the May Common Stock Fund of the Payless ShoeSource, Inc. Profit Sharing Plan at the May 23, 1997 annual meeting of shareowners, and at any adjournment or postponement of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card, on the basis of my interests in The May Common Stock Fund, as of January 31, 1997 (the latest practicable Valuation Date).

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b) and AGAINST proposals (c) and (d) listed on the other side of this card. If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matter that may properly come before the meeting and at any adjournment or postponement thereof. See "General - Other Matters" in the Company's proxy statement for the 1997 annual meeting. If this card is not received by the Trustee on or before May 16, 1997, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Payless ShoeSource, Inc. Profit Sharing Plan.

The nominees for the board of directors are Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan and William P. Stiritz.

Please sign the other side of this card and   THE MAY DEPARTMENT STORES COMPANY
return this card promptly to the address      P.O. BOX 631
shown on the right in the enclosed return     WILMINGTON, DE 19899-9905
envelope.

[MAY LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

Dear Fellow Member of the Profit Sharing Plan:

Enclosed is the Company's 1996 Annual Report to Shareowners, which summarizes May's performance for the year. Also enclosed are the proxy statement for the 1997 Annual Meeting, a confidential voting instruction card and a return envelope. It is important that you vote. Management's recommendations on each issue and the reasons for the recommendations are described in the proxy statement.

In 1996, we achieved our 22nd consecutive year of record sales and earnings per share from continuing operations. During 1996, we continued to focus our efforts on delivering more value to our customers by executing with more speed and agility, enhancing our leadership position with super brands, strengthening our position in higher quality prestige merchandise, developing important niche businesses, simplifying the shopping experience for our customers and becoming a more powerful holiday and gift store. In this year's annual report we salute you and your commitment to treating the customer right, featuring (on pages 10 and 11) associates who represent the thousands of May associates whose high level of performance has enabled us to achieve another year of progress toward our mission of Excellence in Retailing.

Please complete, sign and return the confidential voting instruction card. The Profit Sharing Plan trustee (The Bank of New York) will follow your voting instructions. These instructions cannot be disclosed by the trustee.

Again we thank you for your accomplishments.

Very Truly Yours,

/s/ David C. Farrell                /s/ Jerome T. Loeb

David C. Farrell                    Jerome T. Loeb
Chairman of the Board and           President
Chief Executive Officer

                      Detach Voting Instruction Card Here
/     /

To vote your shares for all listed nominees, please mark the FOR box in Item
(a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee, please mark the EXCEPTION box and enter the name of the exception(s) in the space provided.


----------------------------------------------------------------------------
Management recommends a vote FOR Items (a) and (b).
----------------------------------------------------------------------------
(a)   Election of Directors               For         Withhold    Exception

      Exception(s) -------------------    /X/            /X/         /X/
      --------------------------------
                                          For         Against     Abstain

(b)   Ratification of the appointment     /X/            /X/         /X/
      of independent auditors

----------------------------------------------------------------------------
Management recommends a vote AGAINST Items (c) and (d).
----------------------------------------------------------------------------
                                          For         Against     Abstain

(c)   Proposal by a shareowner            /X/            /X/         /X/
      concerning a classified board

(d)   Proposal by a shareowner
      concerning vendor standards of      /X/            /X/         /X/
      conduct
----------------------------------------------------------------------------

                           Address change and/or comments,    /X/
                           please mark here.

                             Please sign name(s) exactly as shown on this card.
                             Date: --------------------------------, 1997
                             --------------------------------------------
                             --------------------------------------------
                             Signature(s)
                             Votes MUST be indicated
                             (x) in Black or Blue ink.

[MAY LOGO]   CONFIDENTIAL VOTING INSTRUCTIONS TO
             THE BANK OF NEW YORK AS TRUSTEE UNDER
             THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the Company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of January 31, 1997 (the latest practicable Valuation Date), at the May 23, 1997 annual meeting of shareowners, and at any adjournment or postponement of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b) and AGAINST proposals (c) and (d) listed on the other side of this card. If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matter that may properly come before the meeting and any adjournment or postponement thereof. See "General - Other Matters" in the Company's proxy statement for the 1997 annual meeting. If this card is not received by the Trustee on or before May 16, 1997, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

The nominees for the board of directors are Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan and William P. Stiritz.

Please sign the other side of this card and   THE MAY DEPARTMENT STORES COMPANY
return this card promptly to the address      P.O. BOX 631
shown on the right in the enclosed return     WILMINGTON, DE 19899-9905
envelope.

                                 APPENDIX

     Page 8 of the printed Proxy contains a Comparison of 5-Year Cumulative Return graph. The information contained in the graph is stated in a tabular format immediately following the graph.